Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

CBS CORPORATION

and

CBS RADIO INC.

dated as of

October 17, 2016

i

INDEX OF DEFINED TERMS

Page
Active Trade or Business	2
Adjustment Request	2
Affiliate	2
Agreement	1
Ancillary Agreements	3
Borrowing	1
Borrowing Closing Date	3
Borrowing Closing Time	3
Business	3
Business Day	3
CBS	1
CBS Affiliated Group	3
CBS Broadcasting	1
CBS Broadcasting Distribution	1
CBS Business	3
CBS Common Stock	3
CBS Federal Consolidated Income Tax Return	3
CBS Group	3
CBS Indemnified Party	3
CBS Note	1
CBS Separate Return	3
Code	3
Companies	1
Company	1
Confidential Information	4
Controlling Party	27
Deconsolidation Date	4
Dispute	29
Distributing Company	4
Distributions	2
Escalated Dispute	29
Escalation Notice	29
Federal Income Tax	4
Fifty-Percent or Greater Interest	4
Final Determination	4
Final Distribution Date	19
Governmental Authority	5
Group	5
Income Tax	5
Indemnitee	28
Indemnitor	28
Information	5
Initial Exchange Offer	1
Internal Spin-Offs	1

IPO	5
IPO Registration Statement	5
IRS	5
Joint Return	5
Law	5
Non-Controlling Party	27
Notified Action	21
Parties	1
Party	1
Past Practice	16
Payment Date	6
Person	6
Post-Borrowing Period	6
Post-Distribution Ruling	20
Pre-Borrowing Period	6
Pre-Deconsolidation Period	6
Preliminary Tax Advisor	30
Prime Rate	6
Prior Relationship	6
Privilege	6
Proposed Acquisition Transaction	6
Radio	1
Radio Business	7
Radio Capital Stock	7
Radio Carryback	7
Radio Common Stock	8
Radio Entity	8
Radio Group	8
Radio Indemnified Party	8
Radio Separate Return	8
Refund	8
Representation Letters	8
Responsible Company	8
Retention Date	25
Return	10
Ruling Request	8
Separate Return	8
Separation Agreement	1
Separation Tax Losses	8
Split-Off	2
Split-Off Date	9
State Income Tax	9
State Other Tax	9
Straddle Period	9
Subsidiary	9
Tax	9

Tax Advisor	9
Tax Attribute	9
Tax Authority	10
Tax Benefit	10
Tax Contest	10
Tax Control	10
Tax Item	10
Tax Law	10
Tax Opinion	10
Tax Period	10
Tax Records	10
Tax Return	10
Taxes	9
Tax-Free Status	10
Transactions	2
Treasury Regulations	11
Underwriters	11
Underwriting Agreement	11
Unqualified Tax Opinion	11
Westinghouse	1
Westinghouse Distribution	1

v

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of October 17, 2016, by and among CBS Corporation, a Delaware corporation (“CBS”), and CBS Radio Inc. (“Radio”), a Delaware corporation and an indirect wholly owned subsidiary of CBS (CBS and Radio are sometimes collectively referred to herein as the “Companies” and, as the context requires, individually referred to herein as the “Company”). CBS and Radio are herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CBS presently owns 100% of the equity of Westinghouse (as defined below), Westinghouse presently owns 100% of the equity of CBS Broadcasting (as defined below) and CBS Broadcasting presently owns 100% of the equity of Radio;

WHEREAS, CBS Broadcasting Inc., a New York corporation and an indirectly wholly owned subsidiary of CBS (“CBS Broadcasting”) presently owns all of the outstanding shares of Radio Common Stock (as defined below);

WHEREAS, CBS presently intends to cause Radio to borrow approximately $1.46 billion from third-party lenders (the “Borrowing”) and distribute the net proceeds of the Borrowing, less an amount of capital retained by Radio to fund its operational needs, to CBS Broadcasting;

WHEREAS, CBS and Radio presently intend to enter into a Master Separation Agreement (as amended from time to time, the “Separation Agreement”), pursuant to which (a) Radio will offer shares of Radio Common Stock in an IPO (as defined below), immediately following which CBS Broadcasting will own 80.1% or more of the outstanding shares of Radio Common Stock; (b) immediately prior to the IPO, Radio will distribute a note (the “CBS Note”) to CBS Broadcasting, pursuant to which Radio will owe CBS Broadcasting a principal amount equal to the net proceeds of the IPO (including as a result of the Underwriters’ decision to exercise its option to purchase additional shares of Radio Common Stock in the IPO); (c) after the IPO, CBS will (i) cause CBS Broadcasting to distribute the Radio Common Stock held directly by CBS Broadcasting to its sole shareholder, Westinghouse CBS Holding Company, Inc. (“Westinghouse” and such distribution, the “CBS Broadcasting Distribution”), (ii) following the CBS Broadcasting Distribution, cause Westinghouse to distribute the Radio Common Stock held directly by Westinghouse to its sole shareholder, CBS, (the “Westinghouse Distribution” and, together with the CBS Broadcasting Distribution, the “Internal Spin-Offs”) and (iii) following the Westinghouse Distribution, transfer or otherwise distribute the Radio Common Stock held directly by CBS to its shareholders in the Split-Off (as defined below); and (d) CBS will effect the separation of Radio from CBS by (i) consummating an offer to exchange shares of Radio Common Stock owned by CBS for shares of CBS Common Stock then outstanding (the “Initial Exchange Offer”) and (ii) in the event that holders of CBS Common Stock subscribe for less than all of the shares of Radio Common Stock owned by CBS in the Initial Exchange Offer, (A) offering the remaining shares of Radio Common Stock owned by CBS in one or more subsequent exchange offers and/or (B) distributing the remaining shares of Radio Common Stock owned by CBS on a pro rata basis to holders of CBS Common Stock whose shares of CBS Common Stock remain outstanding after consummation of the exchange offer(s) (collectively, the “Split-Off,” together with the Internal Spin-Offs, the “Distributions” and, the Distributions together with the distribution of the CBS Note and the IPO, the “Transactions”);

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the distribution of the CBS Note, if effected, will be treated as a distribution to which Section 301 of the Code (as defined below) applies;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, each of the Distributions, if effected, will qualify as a Tax-free transaction under Section 355 of the Code; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for certain Taxes arising prior to, at the time of, and subsequent to the Borrowing, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

Article 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Active Trade or Business” means, with respect to each of CBS and Radio and the members of their respective Groups, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the trades or businesses relied upon in the Tax Opinion to satisfy Section 355(b) of the Code as conducted immediately prior to the IPO.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for a Tax Benefit with respect to Taxes previously paid.

“Affiliate” (including, with a correlative meaning, “affiliated”) with respect to a specified Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings “controlled by” and “under common control with”), with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that for purposes of this Agreement, (a) from and after the Borrowing Closing Time, no member of the Radio Group shall be deemed to be an Affiliate of any member of the CBS Group, (b) from and after the Borrowing Closing Time, no member of the CBS Group shall be deemed to be an Affiliate of any member of the Radio Group, and (c) at no time shall any of Viacom Inc., a Delaware corporation, or National Amusements, Inc., a Maryland corporation, or any of their respective Subsidiaries or controlled Affiliates (in each case, other than any member of the CBS Group or Radio Group), be considered an Affiliate of any member of the CBS Group or Radio Group.

“Agreement” means this Tax Matters Agreement.

“Ancillary Agreements” means all agreements (other than this Agreement and the Separation Agreement) to be entered into by the Parties and/or members of their respective Groups (but as to which no third party is a party) in connection with the Transactions.

“Borrowing” has the meaning provided in the Recitals.

“Borrowing Closing Date” means the date on which the proceeds of the Borrowing are received by Radio, or such other time as is determined by the Parties.

“Borrowing Closing Time” means the first time at which the proceeds of the Borrowing are received by Radio, or such other time as is determined by the Parties.

“Business” means the Radio Business or the CBS Business, as the case may be.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of New York are authorized or obligated by Law or executive order to remain closed.

“CBS” has the meaning provided in the first sentence of this Agreement.

“CBS Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which CBS is the common parent.

“CBS Broadcasting Distribution” has the meaning provided in the Recitals.

“CBS Business” means any assets, business or operations of CBS or any of its Affiliates other than the Radio Business.

“CBS Common Stock” means the CBS Class A Common Stock and the CBS Class B Common Stock.

“CBS Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the CBS Affiliated Group.

“CBS Group” means CBS and its Subsidiaries, excluding any entity that is a member of the Radio Group as determined immediately after the Borrowing.

“CBS Indemnified Party” means any officer, director or employee of CBS or any of its Affiliates.

“CBS Note” has the meaning provided in the Recitals.

“CBS Separate Return” means any Tax Return of or including any member of the CBS Group (including any consolidated, combined or unitary Tax Return that does not include any member of the Radio Group).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” have the meaning provided in the first sentence of this Agreement.

“Confidential Information” means, with respect to any Party, (a) any Information concerning such Party, its Business or any of its Affiliates that was disclosed by the other Party and (b) any Information concerning such Party that is obtained by the other Party under Article 7 or Article 8; provided, however, Confidential Information shall not include Information that it is or was (i) in the public domain other than by the breach of this Agreement, (ii) available to such Party outside the context of the Prior Relationship on a nonconfidential basis prior to its disclosure by the other Party, (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such Party by Persons who do not have access to, or descriptions of, any such Confidential Information, (iv) required to be, and has been, publicly disclosed by Law, governmental order or the rules and regulations of the U.S. Securities and Exchange Commission or (v) mutually agreed by the Parties not to be Confidential Information.

“Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Deconsolidation Date” means the last date on which Radio qualifies as a member of the CBS Affiliated Group.

“Dispute” has the meaning set forth in Section 13.01of this Agreement.

“Distributing Company” means any company that distributes the stock of another company pursuant to any of the Distributions.

“Distributions” has the meaning provided in the Recitals.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations thereunder.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for a Tax Benefit or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; or (iv) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Final Distribution Date” has the meaning set forth in Section 6.01(c) of this Agreement.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof, including any self-regulatory organization.

“Group” means the CBS Group or the Radio Group, or both, as the context requires.

“Income Tax” means any Tax that is a Federal Income Tax or a State Income Tax.

“Indemnitee” has the meaning set forth in Section 12.02 of this Agreement.

“Indemnitor” has the meaning set forth in Section 12.02 of this Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Internal Spin-Offs” has the meaning set forth in the Recitals.

“IPO” means the initial public offering by Radio of shares of Radio Common Stock as contemplated by the IPO Registration Statement.

“IPO Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-212443) of Radio, including all exhibits thereto and as supplemented and amended from time to time.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, or is required to include under applicable Law, one or more members of the CBS Group together with one or more members of the Radio Group.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority.

“Non-Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Notified Action” has the meaning set forth in Section 6.03(a) of this Agreement.

“Past Practice” has the meaning set forth in Section 3.03(a) of this Agreement.

“Payment Date” means (i) with respect to any CBS Federal Consolidated Income Tax Return, (A) the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing such Tax Return determined under Section 6072 of the Code, or (C) the date such Tax Return is filed, as the case may be, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Borrowing Period” means any Tax Period beginning after the Borrowing Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning after the Borrowing Closing Date.

“Post-Distribution Ruling” has the meaning set forth in Section 6.01(d)(vii) of this Agreement.

“Pre-Borrowing Period” means any Tax Period ending on or before the Borrowing Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Borrowing Closing Date.

“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Preliminary Tax Advisor” has the meaning set forth in Section 13.03 of this Agreement.

“Prime Rate” means the base rate on corporate loans charged by Citibank, N.A. from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Prior Relationship” means the relationship between CBS and Radio at any time prior to the Split-Off Date.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Radio management or shareholders, is a hostile acquisition, or otherwise, as a result of which Radio would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from Radio and/or one or more holders of outstanding shares of Radio Capital Stock, a number of shares of Radio Capital Stock that would, when combined with any other changes in ownership of Radio Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise a 40% or greater interest in Radio (i) by value, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) by vote, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Radio of a shareholder rights plan or (ii) issuances by Radio that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulation Section 1.355-7(d), or (iii) transfers of Radio Capital Stock that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to Radio shall include a reference to any entity treated as a successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute, Treasury Regulations promulgated under Section 355(e) of the Code or official IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.

“Radio” has the meaning provided in the first sentence of this Agreement.

“Radio Business” means (a) (i) the business of Radio, as described in the IPO Registration Statement as most recently filed as of the date of this Agreement; and (ii) such other business and operations of CBS and its current and former Subsidiaries related to radio broadcasting business and certain digital services businesses; and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Radio Business (as described in the foregoing clause (a)) as then conducted.

“Radio Capital Stock” means all classes or series of capital stock of Radio (or any entity treated as a successor to Radio), including (i) the Radio Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments treated as stock in Radio (or any entity treated as a successor to Radio) for U.S. federal income tax purposes.

“Radio Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Radio Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Radio Common Stock” means the common stock of Radio.

“Radio Entity” means an entity which is a member of the Radio Group.

“Radio Group” means (i) Radio and its Subsidiaries, as well as (ii) any entity which (A) was an Affiliate of CBS or an Affiliate of a member of the Radio Group, (B) conducted solely or predominantly the Radio Business, and (C) is no longer an Affiliate of CBS as of the Borrowing.

“Radio Indemnified Party” means any officer, director or employee of Radio or any of its Affiliates.

“Radio Separate Return” means any Tax Return of or including any member of the Radio Group (including any consolidated, combined or unitary Tax Return) that does not include any member of the CBS Group.

“Refund” means any Tax Benefit, but only to the extent such Tax Benefit is actually realized in cash or as a reduction to Taxes otherwise payable by the relevant party, together with any interest paid on or with respect to such Tax Benefit; provided, however, that the amount of any Tax Benefit shall be net of any Taxes imposed by any Taxing Authority on the receipt of the Tax Benefit, including any Taxes imposed by way of withholding or offset.

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials delivered by CBS, Radio or any of their respective Affiliates or representatives in connection with the rendering by a Tax Advisor of the Tax Opinion.

“Responsible Company” means, with respect to any Tax Return, the Company required to prepare and file such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.01 of this Agreement.

“Ruling Request” means any letter filed by CBS with the IRS or other Tax Authority requesting a Post-Distribution Ruling (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendments or supplements to such ruling request letter.

“Separate Return” means a CBS Separate Return or a Radio Separate Return, as the case may be.

“Separation Agreement” has the meaning set forth in the Recitals.

“Separation Tax Losses” means (i) all Taxes imposed pursuant to (or any reduction to a Refund resulting from) any Final Determination or otherwise; (ii) all third party accounting, legal and other professional fees and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all third party costs, expenses and damages associated with any stockholder litigation or other controversy and any amount paid by CBS (or any CBS Affiliate) or Radio (or any Radio Affiliate) in respect of any liability of or to shareholders, whether paid to shareholders or to the IRS or any other Tax

Authority, in each case, resulting from (x) the failure of the Distributions to have Tax-Free Status; or (y) the failure of related transactions that would not have occurred had the IPO or Split-Off not occurred to qualify as tax-free to the extent that tax-free treatment was intended.

“Split-Off” has the meaning set forth in the Recitals.

“Split-Off Date” means the first date upon which CBS beneficially owns, either directly or indirectly, less than 5% of the outstanding shares of Radio Common Stock as a result of the Split-Off.

“State Income Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state which is imposed on or measured by income, including state or local franchise or similar Taxes measured by income, as well as any state or local franchise, capital or similar Taxes imposed in lieu of or in addition to a tax imposed on or measured by income.

“State Other Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state other than any State Income Tax.

“Straddle Period” means, as context requires, any Tax Period that begins before and ends after the Borrowing Closing Date or any Tax Period that begins before and ends after the Deconsolidation Date.

“Subsidiary” means, with respect to any Person, any other Person which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such other Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body; provided, however, that prior to the Split-Off Date, a Person shall be deemed to be a Subsidiary of CBS only if such Person would be a Subsidiary of CBS assuming the Split-Off Date has occurred.

“Tax” or “Taxes” means any taxes, fees, assessments, duties or other similar charges imposed by any Tax Authority, including without limitation, income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, duty, or other charge in the nature of or in lieu of any tax), and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” means tax counsel of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, research and development credit or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means any Governmental Authority imposing any Tax, charged with the collection of Taxes or otherwise having jurisdiction with respect to any Tax.

“Tax Benefit” means any refund, reimbursement, offset, credit, or other reduction in liability for Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with respect to Taxes (including any administrative or judicial review of any claim for any Tax Benefit with respect to Taxes previously paid).

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

“Tax-Free Status” means the qualification of (i) each of the Distributions as a transaction described in Section 355(a) of the Code; (ii) the Distributions as transactions in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code (and neither Section 355(d) or 355(e) of the Code cause such stock to be treated as other than “qualified property” for any purposes), and (iii) the Distributions as transactions in which the Distributing Companies, Radio and the shareholders of CBS, as applicable, recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and/or 1032 of the Code, as applicable, other than, in the case of CBS (or any other member of the CBS Group) and Radio (or any other member of the Radio Group), intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the law of any Governmental Authority relating to any Tax.

“Tax Opinion” means the opinion of a Tax Advisor delivered to CBS in connection with the Distributions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return work papers, (iii) documentation relating to Tax Contests, and (iv) other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

“Tax Return” or “Return” means any report of Taxes due, any claim for a Tax Benefit, any information return or estimated Tax return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Underwriters” means the several underwriters of the IPO named in the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement relating to the IPO that will be entered into between Radio and the representatives of the several underwriters of the IPO set forth therein, as amended from time to time.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to CBS, and on which CBS may rely to the effect that a transaction (a) will not affect the Tax-Free Status and (b) will not adversely affect any of the conclusions set forth in the Tax Opinion. Any such opinion must assume that the Distributions would have qualified for Tax-Free Status if the transaction in question did not occur.

“Westinghouse” has the meaning set forth in the Recitals.

“Westinghouse Distribution” has the meaning set forth in the Recitals.

Article 2. Responsibility for Tax Liabilities.

Section 2.01 General Rule.

(a) CBS Liability. CBS shall be liable for, and shall indemnify, defend, and hold harmless the Radio Group and any Radio Indemnified Party from and against any liability for, Taxes for which CBS is responsible under this Article 2.

(b) Radio Liability. Radio shall be liable for, and shall indemnify, defend, and hold harmless the CBS Group and any CBS Indemnified Party from and against any liability for, Taxes for which Radio is responsible under this Article 2.

Section 2.02 Federal Income Taxes. Except as provided in Section 2.05 and/or Section 2.06, CBS and Radio shall be responsible for Federal Income Taxes as follows:

(a) Joint Returns.

(i) Joint Returns for Pre-Borrowing Periods. With respect to any Joint Return, CBS shall be responsible for all Federal Income Taxes due with respect or attributable to or required to be reported on any such Joint Return for any Pre-Borrowing Period.

(ii) Joint Returns for Post-Borrowing Periods.

(A) Radio shall be responsible for all Federal Income Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-Borrowing Period which Taxes are attributable to the Radio Group or the Radio Business, as determined pursuant to Section 2.04.

(B) CBS shall be responsible for all Federal Income Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-Borrowing Period other than those Federal Income Taxes described in Section 2.02(a)(ii)(A).

(b) Separate Returns.

(i) CBS shall be responsible for all Federal Income Taxes due with respect or attributable to or required to be reported on any (A) CBS Separate Return for any Tax Period or (B) Radio Separate Return for any Pre-Borrowing Period.

(ii) Radio shall be responsible for all Federal Income Taxes due with respect or attributable to or required to be reported on any Radio Separate Return for any Post-Borrowing Period.

Section 2.03 State Income Taxes and State Other Taxes. Except as provided in Section 2.05 and/or Section 2.06, CBS and Radio shall be responsible for State Income Tax and State Other Tax as follows:

(a) State Income Taxes Relating to Joint Return.

(i) Pre-Borrowing Periods. CBS shall be responsible for all State Income Taxes due with respect or attributable to or required to be reported on any Joint Return for all Pre-Borrowing Periods.

(ii) Post-Borrowing Periods.

(A) Radio shall be responsible for all State Income Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-Borrowing Period which Taxes are attributable to the Radio Group or the Radio Business, as determined pursuant to Section 2.04.

(B) CBS shall be responsible for all State Income Taxes due with respect to or required to be reported on any Joint Return for any Post-Borrowing Period other than those State Income Taxes described in Section 2.03(a)(ii)(A).

(b) State Income Taxes Relating to Separate Returns.

(i) CBS shall be responsible for all State Income Taxes due with respect or attributable to or required to be reported on any (A) CBS Separate Return for any Tax Period or (B) Radio Separate Return for any Pre-Borrowing Period.

(ii) Radio shall be responsible for all State Income Taxes due with respect or attributable to or required to be reported on any Radio Separate Return for any Post-Borrowing Period.

(c) State Other Taxes Relating to Joint Returns.

(i) Pre-Borrowing Periods. CBS shall be responsible for all State Other Taxes due with respect or attributable to or required to be reported on any Joint Return for all Pre-Borrowing Periods.

(ii) Post-Borrowing Periods.

(A) Radio shall be responsible for all State Other Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-Borrowing Period which Taxes are attributable to the Radio Group or the Radio Business.

(B) CBS shall be responsible for all State Other Taxes due with respect or attributable to or required to be reported on any Joint Return for any Post-Borrowing Period other than those State Other Taxes described in Section 2.03(c)(ii)(A).

(d) State Other Tax Relating to Separate Returns.

(i) Radio shall be responsible for all State Other Taxes due with respect or attributable to or required to be reported on any Radio Separate Return for any Tax Period.

(ii) CBS shall be responsible for all State Other Taxes due with respect or attributable to or required to be reported on any CBS Separate Return for any Tax Period.

Section 2.04 Determination of Tax Attributable to the Radio Group or the Radio Business in respect of any Joint Return.

(a) United States Federal Income Tax. For purposes of this Agreement, the amount of Federal Income Taxes attributable to the Radio Group or the Radio Business with respect to any Joint Return shall be as determined by CBS in good faith (except as otherwise provided in Section 2.04(c)) on a pro forma U.S. federal consolidated return of the Radio Group (of which Radio is the common parent), or other method as mutually agreed upon by the Parties, for any Tax Period or relevant portion thereof beginning after the Borrowing Closing Date and ending on (and including) or before the Deconsolidation Date prepared:

(i) assuming that the members of the Radio Group were not members of the CBS Affiliated Group;

(ii) except as provided in subsection (iv) of this Section 2.04(a), using the same elections, accounting methods and conventions used on the CBS Federal Consolidated Income Tax Return for such period, to the extent applicable;

(iii) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(iv) assuming that the Radio Group elects not to or cannot carry back any Tax Attribute without the express written consent of CBS received pursuant to Section 3.05; provided, however, that for purposes of Sections 2.04(b) and 2.04(c), if a Tax Attribute is required under applicable law to be carried back, then such carryback shall be taken into account but only to the extent that CBS actually realizes a Tax Benefit; and

(v) assuming that the Radio Group’s utilization of any Tax Attribute carryforward is limited to the Tax Attributes of the Radio Group that would be available if the Federal Income Tax of the Radio Group for each taxable year ending after December 31, 2015 were determined in accordance with this Section 2.04(a).

(b) State Income Tax. For purposes of this Agreement, the amount of State Income Taxes attributable to the Radio Group or the Radio Business with respect to any Joint Return shall be as determined by CBS in good faith and in a manner consistent with the principles set forth in Section 2.04(a), to the extent relevant.

(c) Limitation. The amount of Federal Income Taxes or State Income Taxes attributable to the Radio Group or the Radio Business for any Tax Period subject to this Agreement shall, in each case, not be less than zero; unless the Radio Group or the Radio Business generates a Tax Attribute for a Tax Period or relevant portion thereof beginning after the Borrowing Closing Date determined under the principles of this Section 2.04, and CBS actually realizes a net Tax Benefit as a result of the utilization of such Tax Attribute, as determined by CBS in its reasonable discretion.

Section 2.05 Additional Radio Liability. Radio shall be liable for, and shall indemnify, defend, and hold harmless the CBS Group and any CBS Indemnified Party from and against, any liability for:

(a) any Tax resulting from a breach by Radio of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement;

(b) any Tax resulting from any breach of or inaccuracy in any representations, or portions thereof, made by Radio relating primarily to Radio or the Radio Business in this Agreement, the Separation Agreement or any Ancillary Agreement or in connection with any Representation Letter or the Tax Opinion;

(c) any Separation Tax Losses for which Radio is responsible pursuant to Section 6.04 of this Agreement; and

(d) any costs and expenses (including reasonable legal fees and expenses) incurred in connection with any amounts for which Radio is required to indemnify any Person pursuant to Section 2.01, the above provisions of this Section 2.05, Section 6.04 or otherwise pursuant to this Agreement.

Section 2.06 Additional CBS Liability. CBS shall be liable for, and shall indemnify defend, and hold harmless the Radio Group and any Radio Indemnified Party from and against, any liability for:

(a) any Tax resulting from a breach by CBS of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement;

(b) to the extent not covered by Section 2.05(b), any Tax resulting from any breach of or inaccuracy in any representations made by CBS in this Agreement, the Separation Agreement or any Ancillary Agreement or in connection with any Representation Letter or the Tax Opinion;

(c) any Separation Tax Losses for which CBS is responsible pursuant to Section 6.04 of this Agreement;

(d) any liability for Taxes that are not attributable to the Radio Group or the Radio Business, as determined pursuant to Section 2.04, and imposed on any member of the Radio Group pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state law as a result of such member of the Radio Group having been a member of an affiliated, combined, consolidated, unitary or other similar group of which a member of the CBS Group was the parent; and

(e) any costs and expenses (including reasonable legal fees and expenses) incurred in connection with any amounts for which CBS is required to indemnify any Person pursuant to Section 2.01, the above provisions of this Section 2.05, Section 6.04 or otherwise pursuant to this Agreement.

Section 2.07 No Liability for Prior Payments. For the avoidance of doubt, neither Party shall have any responsibility with respect to, or have any obligation to repay, any payment made by the other Party or any of its Affiliates prior to the date of this Agreement (whether made to such first Party, to any Taxing Authority or to any other Person) in respect of any Taxes or other amounts for which such first Party is responsible hereunder.

Article 3. Preparation and Filing of Tax Returns.

Section 3.01 CBS Responsibility.

(a) CBS shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), (x) all Joint Returns relating to Income Taxes and CBS Separate Returns which are required to be filed and (y) all Radio Separate Returns relating to Income Taxes which are required to be filed for all Pre-Deconsolidation Periods. CBS shall pay all Taxes shown to be due on such Tax Returns to the relevant Tax Authority and Radio shall make any payments to CBS required pursuant to Section 4.01.

(b) In the case of any Tax Return required to be prepared by Radio pursuant to Section 3.02(a) that is required by law to be filed by a member of the CBS Group, CBS and Radio shall cooperate to cause such Tax Return to be timely filed.

(c) At least 10 Business Days prior to the due date of any Tax Return with respect to Income Taxes required to be filed by CBS pursuant to this Section 3.01, CBS shall make available to Radio (i) in the case of a Joint Return described in Section 3.01(a)(x), a draft of the pro forma U.S. federal and state Tax Returns relating to Income Taxes of the Radio Group Affiliates that are included in such Joint Return (or, in lieu of such pro forma Tax Returns, other documentation as mutually agreed upon by the Parties), and (ii) in the case of a Radio Separate Return described in Section 3.01(a)(y), a draft of such Radio Separate Return, and, in the case of each of (i) and (ii), any work papers or other information related to the preparation thereof (or, in lieu thereof, other documentation as mutually agreed upon by the Parties). CBS shall promptly consider, in good faith, the comments of Radio with respect to such Tax Returns. For the avoidance of doubt, CBS shall have no obligation to make available to Radio the entire Joint Return for any Pre-Deconsolidation Period.

Section 3.02 Radio Responsibility.

(a) Radio shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), all Tax Returns required to be filed by or with respect to members of the Radio Group other than those Tax Returns which CBS is required to prepare and file pursuant to Section 3.01. Radio shall pay all Taxes shown to be due on such Tax Return to the relevant Tax Authority.

(b) At least 10 Business Days prior to the due date of any Tax Return with respect to Income Taxes required to be filed by Radio pursuant to Section 3.02 that relates to or includes any portion of a Pre-Deconsolidation Period, Radio shall make available to CBS a draft of such Tax Return and any work papers or other information related to the preparation thereof. Radio shall promptly consider, in good faith, the comments of CBS with respect to such Tax Returns.

Section 3.03 Tax Reporting Practices.

(a) CBS General Rule. Except to the extent otherwise provided in Section 3.03(c), CBS shall report any item on any Tax Return that it is required to prepare and file or to cause to be prepared and filed pursuant to this Agreement in accordance with the past practices, accounting methods, elections or conventions (“Past Practice”) previously used by CBS with respect to the item in question, and to the extent that there is no Past Practice with respect to such item, in accordance with reasonable Tax accounting or other practices selected by CBS.

(b) Radio General Rule. Except to the extent otherwise provided in Section 3.03(c), Radio shall report any item on any Tax Return that it is required to prepare and file or cause to be prepared and filed pursuant to this Agreement in accordance with Past Practice previously used by CBS or the appropriate Radio Entity, as appropriate, with respect to the item in question, and to the extent that there is no Past Practice, in accordance with reasonable Tax accounting or other practices selected by Radio.

(c) Reporting of Transactions. The Tax treatment of the Distributions and the other Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Tax Opinion (to the extent still valid and in effect), taking into account the jurisdiction in which such Tax Returns are filed, provided, however, that in any case or with respect to any item where there is no relevant Tax Opinion, the Tax treatment of such item shall be as determined by CBS in its good faith judgment.

Section 3.04 Consolidated or Combined Tax Returns. To the extent required or permissible under applicable Law, Radio shall take all necessary and/or appropriate action and shall cause its respective Affiliates to take all necessary and/or appropriate action to join in the filing of any Joint Returns.

Section 3.05 Radio Carrybacks and Claims for Tax Benefit. Unless CBS otherwise consents in writing, Radio shall (i) not file any Adjustment Request with respect to any Joint Return, (ii) waive any available elections to carry back to any Joint Return any Radio Carryback arising in a Post-Borrowing Period, and (iii) not make any affirmative election to claim any such Radio Carryback with respect to any Joint Return.

Section 3.06 Apportionment of Tax Attributes. CBS shall notify Radio in writing of any Tax Attributes (and the amount thereof) of the CBS Affiliated Group (and, if applicable, any unitary, consolidated or other similar group under any state or foreign Law) that CBS determines, in its reasonable discretion, shall be allocated or apportioned to the Radio Group under applicable Tax Law. Radio shall and shall cause all members of the Radio Group to prepare all Tax Returns in accordance with such allocation and Radio shall not, and shall cause all members of the Radio Group not, to take any position inconsistent with such allocation in connection with any Tax Contest or otherwise. Radio shall not dispute CBS’s allocation or apportionment of Tax Attributes. Radio may request that CBS undertake a determination of the portion, if any, of any particular Tax Attribute to be allocated or apportioned to the Radio Group under applicable Tax Law. If and to the extent that CBS determines, in its reasonable discretion, not to undertake such determination, or does not otherwise advise Radio of its intention to undertake such determination within 30 days of the receipt of such request, Radio shall be permitted to undertake such determination at its own cost and expense and shall notify CBS of its determination, which determination shall not be binding upon CBS.

Article 4. Calculation of Tax and Payments.

Section 4.01 Taxes With Respect to Joint Returns.

(a) Calculation of Taxes With Respect to Joint Returns. In the case of any Joint Return, within 10 Business Days of a written request by CBS, Radio shall provide CBS with information, documents, and access to Radio personnel reasonably requested by CBS to prepare Joint Returns and calculate the Taxes attributable to Radio pursuant to Section 2.04. Any information or documents shall be provided in such form as CBS reasonably requests. Any calculation by CBS of Taxes attributable to Radio pursuant to Section 2.04 shall be made in good faith (except to the extent otherwise provided Section 2.04(c)) and shall be binding on Radio absent manifest error.

(b) Notification of Taxes Owed With Respect to Joint Returns. At least 10 Business Days prior to any Payment Date for Taxes attributable to any Joint Return, CBS shall make the portion of such Joint Return and/or related work papers which are relevant to the determination of the Taxes attributable to Radio pursuant to Section 2.04 available for review by Radio. CBS shall consider in good faith any reasonable comments of Radio with respect to such Joint Returns. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

(c) Payment of Liability With Respect to Tax Due. At least 7 Business Days prior to any Payment Date for any Joint Return, Radio shall pay to CBS the amount attributable to the Radio Group under the provisions of Article 2 as calculated by CBS pursuant to Section 4.01(a). To the extent a payment attributable to estimated taxes is made pursuant to this Section 4.01(c), the amount attributable to Radio will be recomputed and appropriate adjustments shall be made no later than December 31st of the year in which the Tax Return for the full year with respect to which such estimated tax payments were made is filed.

Section 4.02 Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment. The Responsible Company shall compute the amounts attributable to the CBS Group and the Radio Group in accordance with Article 2 and Radio shall pay to CBS any amount due CBS or CBS shall pay Radio any amount due Radio under Article 2 within 10 Business Days of the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto; provided, that no such payment shall be required to be made earlier than 5 Business Days prior to the date the additional Tax is required to be paid to the applicable Tax Authority.

Section 4.03 Method for Making Payments. All payments required to be made under this Agreement shall be made by CBS directly to Radio and by Radio directly to CBS; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the CBS Group, on the one hand, may make such indemnification payment to any member of the Radio Group, on the other hand, and vice versa. Unless otherwise specified in this agreement, all indemnification payments shall be made within 10 Business Days of the receipt by the indemnifying party of notification of the amount owed, together with reasonable documentation showing the basis for the calculation of such amount and evidence of payment of such amounts by the indemnified party to the relevant Taxing Authority or other recipient. All indemnification payments shall be treated in the manner described in Section 12.01.

Article 5. Refunds.

Section 5.01 Refunds. CBS shall be entitled to any Refund attributable to Taxes for which CBS is liable hereunder. Radio shall be entitled to any Refund attributable to Taxes for which Radio is liable hereunder. Notwithstanding the foregoing two sentences, if CBS determines in its reasonable discretion that it has received a Refund as a result of a Tax Attribute generated by Radio or the Radio Business for a Tax Period or relevant portion thereof beginning after the Borrowing Closing Date, as determined under the principles of Section 2.04 if applicable, CBS shall pay such Refund to Radio only to the extent such Tax Attribute resulted in a net Tax Benefit to CBS, as determined by CBS in its reasonable discretion. A Company receiving a Refund to which another Company is entitled hereunder shall pay such Refund to such other Company within 10 Business Days after such Refund is received or the benefit of such Refund is realized.

Article 6. Tax-Free Status.

Section 6.01 Representations of and Restrictions on Radio.

(a) Radio hereby represents, warrants and covenants that (A) it has examined or will examine the Representation Letters (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions and policies of Radio, its Subsidiaries, the Radio Business or the Radio Group), if any, (B) to the extent in reference to Radio, its Subsidiaries, the Radio Business or the Radio Group, the facts presented and the representations made therein or to be made therein are true, correct and complete in all material respects, (C) it has no plan or intention of taking any action, or failing to take any action or knows of any circumstance, that could reasonably be expected to (i) adversely affect the Tax-Free Status of the Distributions, if effected, or (ii) cause any representation or factual statement made in this Agreement or made or to be made in the Separation Agreement or any Ancillary Agreement, or the Representation Letters to be untrue, and (D) during the period beginning two years before the Split-Off Date and ending on the Final Distribution Date, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Radio Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the Radio Capital Stock (and any predecessor), except as disclosed on Schedule 6.01(a) hereto; provided, that no representation or warranty is made by Radio regarding any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of CBS.

(b) Radio shall not take or fail to take, or permit any Radio Affiliate to take or fail to take, any action if such action or failure to act would be inconsistent with or cause to be untrue in any material respect any statement, information, covenant or representation in any Representation Letters or Tax Opinion. Radio shall not take or fail to take, or permit any Radio Affiliate to take or fail to take, any action if such action or failure to act would or reasonably could be expected to adversely affect the Tax-Free Status of the Distributions, unless CBS shall have determined not to undertake the Distributions and shall have waived (which waiver may be withheld by CBS in its sole and absolute discretion) the requirement to comply with this sentence.

(c) From the date hereof until the first Business Day after the two-year anniversary of the date of the final distribution of stock of Radio by CBS occurring pursuant to the Split-Off (the “Final Distribution Date”), Radio shall (i) maintain its status as a company engaged in an Active Trade or Business, (ii) not engage in any transaction that would or reasonably could result in it ceasing to be a company engaged in an Active Trade or Business, (iii) cause each Radio Affiliate whose Active Trade or Business is or is expected to be represented to or relied upon in the Tax Opinion for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code or other Tax Law to maintain its status as a company engaged in such Active Trade or Business, (iv) not engage in any transaction or permit a Radio Affiliate to engage in any transaction that would or reasonably could result in a Radio Affiliate described in clause (iii) hereof ceasing to be a company engaged in the relevant Active Trade or Business and (v) not dispose of or permit a Radio Affiliate to dispose of, directly or indirectly, any interest in a Radio Affiliate described in clause (iii) hereof; unless, in each case, CBS shall have determined not to undertake the Distributions and shall have waived (which waiver may be withheld by CBS in its sole and absolute discretion) the requirement to comply with this Section 6.01(c).

(d) From the date hereof until the first Business Day after the two-year anniversary of the Final Distribution Date, Radio shall not and shall not permit any Radio Affiliate described in clause (iii) of Section 6.01(c) to

(i) enter into or permit to occur any Proposed Acquisition Transaction,

(ii) merge or consolidate with any other Person or liquidate or partially liquidate, provided that this Section 6.01(d)(ii) shall not apply to mergers, consolidations, liquidations, or partial liquidations effected exclusively between or among Radio Affiliates in existence as of the date of this Agreement and which do not result in Radio (or any successor) ceasing to exist as a corporation for U.S. federal income tax purposes,

(iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets of the Radio Business or sell or transfer 25% or more of the gross assets of any Active Trade or Business,

(iv) redeem or otherwise repurchase (directly or through a Radio Affiliate) any Radio stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48),

(v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Radio Capital Stock (including, without limitation, through the conversion of one class of Radio Capital Stock into another class of Radio Capital Stock), or

(vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made or to be made in the Representation Letters or the Tax Opinion) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would or reasonably could have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Radio (or any successor) or otherwise jeopardize Tax-Free Status;

(vii) in each case, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Radio shall have requested that CBS obtain a private letter ruling (including a supplemental ruling, if applicable) from the IRS (a

“Post-Distribution Ruling”) in accordance with Sections 6.03(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and CBS shall have received such a Post-Distribution Ruling in form and substance satisfactory to CBS in its sole and absolute discretion, (B) Radio shall have provided CBS with an Unqualified Tax Opinion in form and substance satisfactory to CBS in its sole and absolute discretion (and in determining whether an opinion is satisfactory, CBS may consider, among other factors, the appropriateness of any underlying assumptions and any management representations used as a basis for the Unqualified Tax Opinion and CBS may determine that no opinion would be acceptable to CBS) or (C) CBS shall have waived (which waiver may be withheld by CBS in its sole and absolute discretion) the requirement to obtain such Post-Distribution Ruling and/or Unqualified Tax Opinion.

Section 6.02 Restrictions on CBS. CBS agrees that it shall not take or fail to take, or permit any CBS Affiliate to take or fail to take, any action if such action or failure to act would or reasonably could be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or Tax Opinion. CBS shall not take or fail to take, or permit any CBS Affiliate to take or fail to take, any action that would or reasonably could be expected to adversely affect the Tax-Free Status of the Distributions; provided, however, that this Section 6.02 shall not be construed as obligating CBS to consummate the Split-Off.

Section 6.03 Procedures Regarding Post Distribution Rulings and Unqualified Tax Opinions.

(a) If Radio determines that it desires to take one of the actions described in clauses (i) through (vi) of Section 6.01(d) (a “Notified Action”), Radio shall notify CBS of this fact in writing.

(b) Post-Distribution Rulings or Unqualified Tax Opinions at Radio’s Request. Unless CBS shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion, upon the reasonable request of Radio pursuant to Section 6.01(d), CBS shall cooperate with Radio and use commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Radio to take the Notified Action. Notwithstanding the foregoing, CBS shall not be required to file or cooperate in the filing of any Ruling Request for a Post-Distribution Ruling under this Section 6.03(b) unless Radio represents that (A) it has read the Ruling Request, and (B) all statements, information and representations relating to any member of the Radio Group, contained in such Ruling Request are (subject to any qualifications therein) true, correct and complete. Radio shall reimburse CBS for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of CBS personnel, incurred by the CBS Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Radio within ten Business Days after receiving an invoice from CBS therefor.

(c) Post-Distribution Rulings or Unqualified Tax Opinions at CBS’s Request. CBS shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If CBS determines to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, Radio shall (and shall cause each Affiliate of Radio to) cooperate with CBS and take any and all actions reasonably requested by CBS in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information reasonably requested by the IRS or Tax Advisor; provided that Radio shall not be required to make (or cause any Affiliate of Radio to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which matters or events it has no control). CBS shall reimburse Radio for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Radio personnel, incurred by the Radio Group in connection with such cooperation within ten Business Days after receiving an invoice from Radio therefor.

(d) CBS shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only CBS shall be permitted to apply for a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling, (A) CBS shall keep Radio informed in a timely manner of all material actions taken or proposed to be taken by CBS in connection therewith; (B) CBS shall (1) reasonably in advance of the submission of any Ruling Request provide Radio with a draft copy thereof; (2) reasonably consider Radio’s comments on such draft copy; and (3) provide Radio with a final copy; and (C) provide Radio with notice reasonably in advance of, and Radio shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Post-Distribution Ruling. Neither Radio nor any Radio Affiliate directly or indirectly controlled by Radio shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning any of the Transactions (including the impact of any other transaction on the Transactions) unless Radio shall have obtained the prior written consent of CBS.

Section 6.04 Liability for Separation Tax Losses.

(a) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary (and in each case regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clause (C) of Section 6.01(d)(vii) may have been provided), subject to Section 6.04(b), Radio shall be responsible for, and shall indemnify, defend, and hold harmless CBS and its Affiliates and any CBS Indemnified Party from and against, any Separation Tax Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant the IPO or the Distributions) of all or a portion of Radio’s and/or its Affiliates’ stock and/or assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Radio with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause any of the Distributions to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly a Fifty-Percent or Greater Interest in Radio (or any successor thereof), (C) any action or failure to act by Radio after the Split-Off (including, without limitation, any amendment to Radio’ certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Radio stock (including, without limitation, through the conversion of one class of Radio Capital Stock into another class of Radio Capital Stock), (D) any act or failure to act by Radio or any Radio Affiliate described in Section 6.01 (regardless whether such act or failure to act may be covered by a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clause (C) of Section 6.01(d)(vii)) or (E) any breach by Radio of any of its agreements or representations set forth in Section 6.01(a) or Section 6.01(b).

(b) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 6.04(b), CBS shall be responsible for, and shall indemnify, defend, and hold harmless Radio and its Affiliates and any Radio Indemnified Party from and against, any Separation Tax Losses that are attributable to, or result from any one or more of the following: (A) the acquisition of all or a portion of CBS’s and/or its Affiliates’ stock and/or its assets by any means whatsoever by any Person, (B) any negotiations, agreements or arrangements by CBS with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause any of the Distributions to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of CBS or other Distributing Company representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by CBS or a member of the CBS Group described in Section 6.02, or (D) any breach by CBS of any of its agreements or representations set forth in Section 6.02.

(c) To the extent that any Separation Tax Loss reasonably could be subject to indemnity under either or both Sections 6.04(a) and (b), responsibility for such Separation Tax Loss shall be shared by CBS and Radio according to relative fault as determined by the Parties in good faith.

Section 6.05 Payment of Separation Taxes.

(a) Calculation of Separation Taxes Owed. CBS shall calculate in good faith the amount of any Separation Tax Losses for which Radio is responsible under Section 6.04. Such calculation shall be binding on Radio absent manifest error.

(b) Notification of Separation Taxes Owed. At least 15 Business Days prior to the date of payment of any Separation Tax Losses, CBS shall notify Radio of the amount of any Separation Tax Losses for which Radio is responsible under Section 6.04. In connection with such notification, CBS shall make available to Radio the portion of any Tax Return or other documentation and related workpapers that are relevant to the determination of the Separation Tax Losses attributable to Radio pursuant to Section 6.04.

(c) Payment of Separation Taxes Owed.

(i) At least 7 Business Days prior to the date of payment of any Separation Tax Losses with respect to which Radio has received notification pursuant to Section 6.05(b), Radio shall pay to CBS the amount attributable to the Radio Group as calculated by CBS pursuant to Section 6.05(a). Notwithstanding anything to the contrary in Section 3.03(c), if CBS determines in good faith that it does not have a reasonable basis to file a Tax Return in a manner consistent with the Tax Opinion, Radio shall pay the amount of Separation Tax Losses for which it is responsible, as determined by CBS pursuant to Section 6.05(a) and reported to Radio pursuant to Section 6.05(b), at least 7 Business Days before such Tax Return is due (taking into account extensions).

(ii) With respect to all other Separation Tax Losses, Radio shall pay to CBS the amount attributable to the Radio Group as calculated by CBS pursuant to Section 6.05(a) within 5 Business Days of the receipt by Radio of notification of the amount due.

Section 6.06 Protective Election. If CBS determines, in its reasonable discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Split-Off, Radio agrees to take any such action that is reasonably necessary to effect such election. If such a protective election is made, then this Agreement shall be amended in such a manner as is determined by the Parties to take into account the Tax Benefits resulting from such election.

Article 7. Assistance and Cooperation.

Section 7.01 Assistance and Cooperation.

(a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Tax Benefit, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Article 8. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Radio shall cooperate with CBS and take any and all actions reasonably requested by CBS in connection with obtaining the Tax Opinion (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information reasonably requested by any Tax Advisor or Tax Authority).

(b) Any information or documents provided under this Article 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither CBS nor any CBS Affiliate shall be required to provide Radio or any Radio Affiliate or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate to Radio, the Radio Business or the assets of Radio or any Radio Affiliate and (ii) in no event shall CBS or any CBS Affiliate be required to provide Radio, any Radio Affiliate or any other Person access to or copies of any information or documents if such action would or reasonably could be expected to result in the waiver of any Privilege. In addition, in the event that CBS reasonably determines that the provision of any information or documents to Radio or any Radio Affiliate could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Article 7 in a manner that avoids any such harm or consequence.

Section 7.02 Tax Return Information. Radio and CBS acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by CBS or Radio pursuant to this Agreement. Radio and CBS acknowledge that failure to conform to the deadlines set forth in this Agreement could cause irreparable harm.

Section 7.03 Reliance by CBS. If any member of the Radio Group supplies information to a member of the CBS Group in connection with Taxes and an officer of a member of the CBS Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the CBS Group identifying the information being so relied upon, the chief financial officer of Radio (or any officer of Radio as designated by the chief financial officer of Radio) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete in all material respects.

Section 7.04 Reliance by Radio. If any member of the CBS Group supplies information to a member of the Radio Group in connection with Taxes and an officer of a member of the Radio Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Radio Group identifying the information being so relied upon, the chief financial officer of CBS (or any officer of CBS as designated by the chief financial officer of CBS) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete in all material respects.

Article 8. Tax Records.

Section 8.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records and related work papers and other documentation in its possession as of the date hereof for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 60 days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 60 days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 60-day period, all or any part of such Tax

Records. If, at any time prior to the Retention Date, Radio determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then Radio may decommission or discontinue such program or system upon 60 days’ prior notice to CBS and CBS shall have the opportunity, at its cost and expense, to copy, within such 60-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, at the cost and expense of such other Company, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.03 Preservation of Privilege. No member of the Radio Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Final Distribution Date to which Privilege may reasonably be asserted without the prior written consent of CBS.

Article 9. Tax Contests.

Section 9.01 Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it reasonably expects to be indemnified by the other Company hereunder or for which it reasonably may be required to indemnify the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability and the indemnifying party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02 Control of Tax Contests.

(a) Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Company having liability for the Tax pursuant to Article 2 hereof shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d) below.

(b) Joint Return. In the case of any Tax Contest with respect to any Joint Return, CBS shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d) below.

(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, however, that, in the case of any Tax Contest with respect to a Radio Separate Return with respect to which Radio is the Non-Controlling Party, CBS shall not settle such Tax Contest in a manner that imposes liability on Radio without obtaining the prior written consent of Radio (which consent shall not be unreasonably withheld). Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 9.02(a) or (b), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company.

(d) Tax Contest Participation. Unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was materially harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e) Power of Attorney. Each member of the Radio Group shall execute and deliver to CBS (or such member of the CBS Group as CBS shall designate) any power of attorney or other similar document reasonably requested by CBS (or such designee) in connection with any Tax Contest (as to which CBS is the Controlling Party) described in this Article 9 within 2 Business Days of such request. Each member of the CBS Group shall execute and deliver to Radio (or such member of the Radio Group as Radio shall designate) any power of attorney or other similar document requested by Radio (or such designee) in connection with any Tax Contest (as to which Radio is the Controlling Party) described in this Article 9 within 2 Business Days of such request.

Article 10. Effective Date. This Agreement shall be effective as of the date hereof.

Article 11. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Article 12. Treatment of Payments.

Section 12.01 Treatment of Tax Indemnity Payments. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any Tax indemnity payments made by a Company under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring before the CBS Broadcasting Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability. Except to the extent provided in Section 12.02, any Tax indemnity payment made by a Company under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Company receives an amount equal to the sum it would have received had no such Taxes been imposed.

Section 12.02 Interest Under This Agreement. Notwithstanding anything herein to the contrary, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Article 13. Disagreements.

Section 13.01 Discussion. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will endeavor, and they will cause their respective Group members to endeavor, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement between any member of the CBS Group and any member of the Radio Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (a “Dispute”), the Tax departments of the Companies shall negotiate in good faith to resolve the Dispute.

Section 13.02 Escalation.

(a) If such good faith negotiations do not resolve the Dispute, then the matter (an “Escalated Dispute”), upon written request of either Company, will be referred for resolution to representatives of the Parties at a senior level of management of the Parties pursuant to the procedures set forth in Section 13.02(b) below.

(b) CBS and Radio will use commercially reasonable efforts to resolve expeditiously any Escalated Dispute on a mutually acceptable negotiated basis. In furtherance of the foregoing, any member of the Radio Group or the CBS Group involved in an Escalated Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting between the General Counsels (or other designated senior-level management representative) of each of CBS and Radio (or, if CBS and Radio agree, of the appropriate strategic business unit or division within each such entity). A copy of any such Escalation Notice shall be given to the General Counsel of CBS and of Radio (which copy shall state that it is an Escalation Notice pursuant to this Section 13.02). Any agenda, location or procedures for such discussions or negotiations between CBS and Radio may be established by CBS and Radio from time to time; provided, however, that the representatives of CBS and Radio shall use their reasonable efforts to meet within thirty (30) days of the delivery of Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury).

(c) If the General Counsel (or other designated senior-level management representatives) of CBS and Radio are not able to resolve the Escalated Dispute within thirty (30) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), then the Escalated Dispute shall be submitted to a committee consisting of one independent director of CBS and one independent director of Radio.

(d) If CBS and Radio are not able to resolve the Escalated Dispute through the processes set forth in paragraphs (b) and (c) of this Section 13.02 within sixty (60) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), such Escalated Dispute shall be determined, at the request of either CBS or Radio, by arbitration, which shall be conducted (i) by three (3) arbitrators, consisting of one arbitrator appointed by CBS, one arbitrator appointed by Radio and a third arbitrator appointed by the two (2) arbitrators appointed by CBS and Radio and (ii) in accordance with the Commercial Rules of the American Arbitration Association (except with respect to the selection of arbitrators) in effect at the time of filing of the demand for arbitration. Any request for arbitration pursuant to this paragraph (d) may be made only after the Party requesting arbitration obtains the prior approval of its board of directors to make such request.

(e) The decision of the arbitrators shall be final and binding upon the Parties, and the expense of the arbitration (including the award of attorneys’ fees to the prevailing Party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. The seat of the arbitration shall be New York, New York.

(f) The existence of, and any discussions, negotiations, arbitrations or other proceedings relating to, any Escalated Dispute shall be considered by each Party as Confidential Information until such time as a judgment thereon is sought in a court of competent jurisdiction.

(g) Notwithstanding anything contained in this Agreement to the contrary, no member of the Radio Group and no member of the CBS Group shall have the right to institute judicial proceedings against the other Party or any Person acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder, except that any such member shall be permitted to seek an injunction in aid of arbitration with respect to an Escalated Dispute to preserve the status quo during the pendency of any arbitration proceeding pursuant to paragraph (d) of this Section 13.02. All judicial proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in New York, New York.

Section 13.03 Referral to Tax Advisor. If the Parties are not able to resolve the Dispute through the escalation process referred to above (and do not elect to use the arbitration process pursuant to Section 13.02(d)), then the matter will be referred to a Tax Advisor acceptable to each of the Companies to act as an arbitrator in order to resolve the Dispute. In the event that the Companies are unable to agree upon a Tax Advisor within 15 Business Days following the completion of the escalation process, the Companies shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Companies to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Dispute as soon as practical, but in any event no later than 30 Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Companies.

Section 13.04 Injunctive Relief. Nothing in this Article 13 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, CBS and Radio are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of CBS and Radio will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Article 13.

Article 14. Late Payments. Any amount owed by one Party to another Party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Article 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article 14 or the interest rate provided under such other provision.

Article 15. Expenses. Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Article 16. General Provisions.

Section 16.01 Addresses and Notices. Each Party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the Party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Section 16.01: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a Party is effective for purposes of this Agreement only if given as provided in this Section 16.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

(i)	if to CBS:

CBS Corporation

51 West 52nd Street

New York, New York 10019

Attn: General Tax Counsel

Fax: (212) 597-4103

(ii)	if to Radio:

CBS Radio Inc.

1271 Avenue of the Americas, 44th Floor

New York, New York 10020

Attn: General Counsel

Fax: (212) 246-3657

A Party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other Party.

Section 16.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

Section 16.03 Waiver. The Parties may waive a provision of this Agreement only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 16.04 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.

Section 16.05 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 16.06 Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be reasonably necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Party and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Party in accordance with Article 9.

Section 16.07 Integration. This Agreement, together with each of the exhibits appended hereto, contains the entire agreement between the Companies with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the CBS Group, on the one hand, and any member or members of the Radio Group, on the other hand. In the event of any inconsistency between this Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to the subject matter hereof, the provisions of this Agreement shall control.

Section 16.08 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 16.09 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 16.10 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

Section 16.11 Governing Law. The internal laws of the State of New York (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 16.12 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably (and the Parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in the Borough of Manhattan in New York, New York, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 16.13 Amendment. The Parties may amend this Agreement only by a written agreement signed by each Party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 16.14 Radio Subsidiaries. If, at any time, Radio acquires or creates one or more subsidiaries that are includable in the Radio Group, they shall be subject to this Agreement and all references to the Radio Group herein shall thereafter include a reference to such subsidiaries.

Section 16.15 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties (including but not limited to any successor of CBS or Radio succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement. Other than as permitted in the previous sentence, neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party.

Section 16.16 Injunctions. The Parties acknowledge that irreparable damage may occur in the event that any of the provisions of this Agreement, including Section 6.01, were not performed in accordance with its specific terms or were otherwise breached. The Parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement, including Section 6.01, and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

[Signatures appear on next page]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

CBS CORPORATION, a Delaware corporation

By:	/s/ Richard M. Jones
	Name:	Richard M. Jones
	Title:	Executive Vice President and General Tax Counsel

CBS RADIO INC., a Delaware corporation

By:	/s/ Andre J. Fernandez
	Name:	Andre J. Fernandez
	Title:	President